Exhibit 99.1

News Release	Acuity Brands, Inc.
1170 Peachtree Street, NE
Suite 2400
Atlanta, GA 30309

Tel: 404 853 1400
Fax: 404 853 1430

AcuityBrands.com

Company Contact:

Dan Smith

Acuity Brands, Inc.

(404) 853-1423

Acuity Brands Reports 2005 Third Quarter Results

ATLANTA – July 6, 2005—Acuity Brands, Inc. (NYSE: AYI) announced today that net income for the third quarter of fiscal 2005 was $19.7 million, or $0.44 per diluted share, compared to $18.0 million, or $0.42 per diluted share, reported in the third quarter of fiscal 2004. These represent increases in net income and diluted earnings per share of 9% and 5%, respectively. Also during the quarter, the Company generated significant cash flow from operations, bringing year-to-date cash flow from operations to $61.2 million compared to $49.3 million reported in the first nine months of 2004, an increase of $11.9 million. Total debt outstanding at May 31, 2005 was $390.7 million, down $5.0 million from August 31, 2004, while the Company’s cash position was $44.3 million, an increase of $30.1 million from August 31, 2004.

Net sales for the quarter ended May 31, 2005 increased $13.1 million, or 2%, to $545.3 million from the year-ago period. Acuity Brands Lighting (ABL) and Acuity Specialty Products (ASP) posted higher net sales in the period due primarily to the positive impact of price increases, partially offset by lower shipments in certain commercial and retail channels. Consolidated gross profit margins decreased to 39.6% of net sales in the third quarter of fiscal 2005 from 41.8% reported in the year-ago period. The decline was due primarily to higher costs for raw materials and components, less profit contribution resulting from lower shipments in certain channels, and the negative impact of reduced production at ABL. These items were partially offset by higher pricing and favorable product mix changes and benefits from the efforts taken to streamline and improve the operations. Overall, raw material and component costs increased approximately $20.0 million in the third quarter of 2005 compared to the year-ago period. Consolidated operating expenses declined as a percentage of net sales to 32.5% in the third quarter of fiscal 2005, compared to 34.9% reported in the year-ago period, due primarily to

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benefits from the Company’s restructuring and cost reduction programs. Consolidated operating profit increased $2.3 million, or 6%, to $38.8 million in the third quarter of 2005 compared to the year-ago period due primarily to lower operating expenses, partially offset by the lower gross profit noted above. Operating profit margin increased 20 basis points to 7.1% of net sales for the third quarter of fiscal 2005 from 6.9% reported in the prior-year period.

Third Quarter Segment and Corporate Overview

Net sales at Acuity Brands Lighting in the third quarter of fiscal 2005 were $406.2 million compared to $397.5 million reported in the year-ago period, an increase of $8.7 million, or 2%. Net sales at ABL increased over the prior year due primarily to better pricing and a more favorable mix of products sold, partially offset by lower shipments into the commercial and industrial channel, which experienced general softness in demand particularly in the early portion of the quarter. The backlog at ABL increased $14.6 million, or 9%, to $174.4 million at May 31, 2005 from February 28, 2005, reflecting a strong order rate, principally in the month of May, and the normal seasonal pattern for the non-residential construction market. Operating profit at ABL increased $1.3 million, or 5%, to $29.9 million in the third quarter of fiscal 2005 from $28.6 million reported in the prior year. Operating profit margins at ABL improved to 7.4% of net sales from 7.2% reported in the year-ago period. The increases in operating profit and margin were due primarily to the positive impact of price increases, favorable changes in the mix of products sold, and benefits from the reduction in workforce announced in the second quarter of fiscal 2005 and continued cost containment programs. These improvements were partially offset by higher raw material and component costs, increased transportation costs, less profit contribution resulting from reduced shipments into certain channels, and lower absorption of manufacturing costs due to decreased production volume.

Net sales at Acuity Specialty Products in the third quarter of fiscal 2005 increased $4.4 million, or 3%, to $139.1 million from $134.7 million in the year-ago period. The increase

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in net sales was due primarily to improved pricing in the domestic industrial and institutional channel and greater volume in international markets, particularly Canada, partially offset by lower net sales in certain retail channels. Operating profit at ASP for the third quarter of fiscal 2005 increased to $13.9 million, or 10.0% of net sales, from $12.4 million, or 9.2% of net sales, reported in the year-ago period. The improvements in operating profit and margin were due primarily to the positive impact of price increases and benefits from the second quarter reduction in workforce, partially offset by higher costs for certain raw material and logistics costs and lower profit contribution from the retail channel.

Corporate expenses were $5.0 million in the third quarter of fiscal 2005 compared to $4.5 million in the year-ago period. The increase was due primarily to higher miscellaneous gains in the prior year and increased costs for Sarbanes-Oxley compliance. Net interest expense in the third quarter of fiscal 2005 increased to $9.0 million from $8.7 million reported in the year-ago period due to an increase in the weighted average interest rate, partially offset by a lower debt balance. The consolidated income tax rate for the Company was 33.7% for the quarter ended May 31, 2005 as compared to 33.5% for the quarter ended May 31, 2004. Overall, the Company expects its effective income tax rate to be approximately 34.5% for fiscal 2005.

Year-To-Date Results

Net sales for the nine months ended May 31, 2005 increased $34.9 million, or 2%, to $1,575.7 million compared to $1,540.8 million reported in the same period a year ago. Consolidated operating profit for the first nine months of fiscal 2005 decreased $26.4 million, or 30%, to $62.5 million compared to operating profit of $88.9 million in the prior year. Consolidated operating margins declined to 4.0% of net sales for the nine months ended May 31, 2005 from 5.8% of net sales reported in the prior year. Year-to-date net income was $24.4 million, or $0.55 per diluted share, compared to last year’s net income of $40.4 million, or $0.94 per diluted share. Net income and diluted earnings per share decreased 40% and 41%, respectively, in the first nine months of fiscal 2005 compared to the year-ago period. Operating profit, margin, net income, and earnings per share for the nine months ended May 31, 2005 were impacted significantly by the $17.0 million

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pre-tax restructuring charge (or $0.25 per diluted share after-tax) taken in the second quarter of fiscal 2005 and by escalating raw material and component costs, partially offset by price increases, a more favorable mix of products sold, and actions implemented to improve overall operating effectiveness.

Outlook

Vernon J. Nagel, Chairman and Chief Executive Officer of Acuity Brands, said, “Our third quarter results reflect the positive efforts of our dedicated and focused associates to overcome the impact of a marketplace fraught with intense competition, dramatically rising material and benefit costs, and sluggish end markets. On balance, we posted solid results and made positive strides to improve our overall effectiveness. While we generated an improvement in earnings, results are still not where we would like them to be. During the quarter, we were able to raise prices to help offset approximately $20.0 million in material and component cost increases while experiencing higher costs for transportation and the negative impact of lower production volume. We took strong actions that improved our customer service, reduced operating costs, and improved the effectiveness of our manufacturing facilities at both businesses. These actions contributed to ASP’s achievement of a 10.0% operating profit margin in the quarter. We were particularly pleased with our ability to generate strong cash flow as evidenced by our declining debt level and our growing cash position. These were all positive indicators of managing well while our primary end markets were soft, particularly in the first half of the quarter.

“As we look forward, we see both opportunities and conditions that continue to cause us concern. On the positive side, order rates at ABL were strong in May and continued so in June, reflecting unit growth as well as our ability to hold recent price increases. This is a reflection of what we believe to be improving market conditions in the non-residential construction market, our largest market. The backlog at ABL continues to build while our customer service metrics improve. Actions to enhance the efficiencies of our facilities should begin to benefit our financial results. Assuming all these conditions continue to prevail, they should have a positive impact on our results going forward. We continue to be concerned by rising raw material and component costs, particularly those impacted

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by the price of oil, as well as end market demand, which seems to ebb and flow giving mixed signals of growth sustainability. Nonetheless, we expect that the numerous actions implemented will enhance our fourth quarter performance as compared to the year-ago period and positively impact fiscal 2006.”

Conference Call

As previously announced, the Company will host a conference call to discuss third quarter results today, July 6, 2005, at 4:00 p.m. ET. Interested parties may listen to this call live today or hear a replay at the Company’s Web site: www.acuitybrands.com.

Acuity Brands, Inc., with fiscal year 2004 net sales of over $2.1 billion, is comprised of Acuity Brands Lighting and Acuity Specialty Products. Acuity Brands Lighting is one of the world’s leading providers of lighting fixtures and includes brands such as Lithonia Lighting®, Holophane®, Peerless®, Hydrel®, American Electric Lighting®, and Gotham®. Acuity Specialty Products is a leading provider of specialty chemicals and includes brands such as Zep®, Zep Commercial™, Enforcer®, and Selig™. Headquartered in Atlanta, Georgia, Acuity Brands employs approximately 10,000 people and has operations throughout North America and in Europe and Asia.

Forward Looking Information

This filing contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Statements made herein that may be considered forward-looking include statements incorporating terms such as “expects,” “believes,” “intends,” “anticipates” and similar terms that relate to future events, performance, or results of the Company, including, without limitation, statements made regarding the estimated income tax rate for the fiscal year; areas of opportunity and concern; improving market conditions in the non-residential construction market; benefits of actions to enhance the efficiencies of facilities; and the impact of these items on results going forward, specifically the fourth quarter as compared to the year-ago period and fiscal 2006. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the historical

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experience of Acuity Brands and management’s present expectations or projections. These risks and uncertainties include, but are not limited to, customer and supplier relationships and prices; competition; ability to realize anticipated benefits from initiatives taken and timing of benefits; market demand; litigation and other contingent liabilities; and economic, political, governmental, and technological factors affecting the Company’s operations, markets, products, services, and prices, among others. Please see the other risk factors more fully described in the Company’s SEC filings including the Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on April 4, 2005. Acuity Brands, Inc.

ACUITY BRANDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	THREE MONTHS ENDED
	NET SALES		OPERATING PROFIT (LOSS)
(Amounts in thousands, except per-share data)	MAY 31, 2005	MAY 31, 2004	MAY 31, 2005		MAY 31, 2004
ABL	$406,238	$397,549	$29,879		$28,634
ASP	139,089	134,677	13,894		12,379

	$545,327	$532,226	43,773		41,013

Corporate			(4,993)		(4,537)

Operating profit			38,780		36,476
Other income (expense), net(1)			(100)		(643)
Interest expense, net			(8,994)		(8,748)

Income before taxes			29,686		27,085
Income taxes			9,994		9,073

Net income			$19,692		$18,012

Earnings per Share:
Basic earnings per share			$.45		$.43
Basic weighted-average shares outstanding during period			43,367		42,018
Diluted earnings per share			$.44		$.42
Diluted weighted-average shares outstanding during period			44,634		43,343

	NINE MONTHS ENDED
	NET SALES		OPERATING PROFIT (LOSS)
(Amounts in thousands, except per-share data)	MAY 31, 2005	MAY 31, 2004	MAY 31, 2005		MAY 31, 2004
ABL	$1,185,374	$1,157,964	$57,320	(2)	$77,188
ASP	390,276	382,839	25,222	(2)	28,768

	$1,575,650	$1,540,803	82,542		105,956

Corporate			(20,044	)(2)	(17,081)

Operating profit			62,498		88,875
Other income (expense), net(1)			1,439		(341)
Interest expense, net			(27,022)		(26,392)

Income before taxes			36,915		62,142
Income taxes			12,495		21,694

Net income			$24,420		$40,448

Earnings per Share:
Basic earnings per share			$.57		$.97
Basic weighted-average shares outstanding during period			42,918		41,816
Diluted earnings per share			$.55		$.94
Diluted weighted-average shares outstanding during period			44,401		43,092

(1)	Other income (expense), net consists primarily of gains or losses related to the sale of assets and foreign currency gains or losses.

(2)	Operating profit (loss) amounts for each business unit include a special charge in the following amounts: ABL - $12,652; ASP - $2,995; Corporate - $1,353. See further discussion of special charge in text of press release.

ACUITY BRANDS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollar amounts in thousands)	MAY 31, 2005	AUGUST 31, 2004
Assets
Current Assets
Cash and short-term investments	$44,250	$14,135
Receivables, net	325,236	331,157
Inventories, net	220,763	222,260
Other current assets	79,304	66,034

Total Current Assets	669,553	633,586
Property, Plant, and Equipment, net	221,546	226,299
Other Assets	497,879	504,644

Total Assets	$1,388,978	$1,364,529

Liabilities and Stockholders’ Equity
Current Liabilities
Short-term debt	$18,733	$5,511
Accounts payable	200,926	206,064
Accrued salaries, commissions, and bonuses	37,089	45,335
Accrued severance and related charges	13,254	—
Other accrued liabilities	99,827	105,325

Total Current Liabilities	369,829	362,235
Long-Term Debt, less current maturities	372,012	390,210
Other Long-Term Liabilities	132,552	134,107
Stockholders’ Equity	514,585	477,977

Total Liabilities and Stockholders’ Equity	$1,388,978	$1,364,529

Current Ratio	1.8	1.7
Percent of Debt to Total Capitalization	43.2%	45.3%

CONDENSED CONSOLIDATED CASH FLOWS (Unaudited)

	NINE MONTHS ENDED
(Amounts in thousands)	MAY 31, 2005	MAY 31, 2004
Cash Provided by (Used for):
Operations-
Net income	$24,420	$40,448
Depreciation and amortization	30,275	33,472
Other operating activities	6,478	(24,572)

Cash Provided by Operations	61,173	49,348

Investing-
Capital expenditures	(25,961)	(32,383)
Sale of assets	699	3,971

Cash Used for Investing	$(25,262)	$(28,412)

Cash Provided by (Used for):
Financing-
Debt	$(5,026)	$(16,259)
Dividends	(19,646)	(19,006)
Other financing activities	19,681	7,600

Cash Used for Financing	(4,991)	(27,665)

Effect of Exchange Rate on Cash	(805)	262

Net Change in Cash	30,115	(6,467)
Cash at Beginning of Period	14,135	16,053

Cash at End of Period	$44,250	$9,586